UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 30, 2010

CROCS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-51754	20-2164234
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction	File Number)	Identification No.)
of Incorporation)

6328 Monarch Park Place Niwot, Colorado	80503
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 848-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On September 30, 2010, Crocs, Inc. (the “Company”), its subsidiaries, Crocs Retail, Inc., Crocs Online, Inc., Ocean Minded, Inc., Jibbitz, LLC and Bite, Inc. (collectively with the Company, the “Borrowers”), and PNC Bank, National Association, entered into the Second Amendment to Revolving Credit and Security Agreement (the “Second Amendment”) to amend certain provisions of the Revolving Credit and Security Agreement dated as of September 25, 2009 and amended as of October 14, 2009 (the “Credit Agreement”).

The Second Amendment, among other things, (i) extends the maturity date from September 24, 2012 to September 24, 2014, (ii) decreases the revolving interest rate by 0.5% for both domestic and Eurodollar rate loans, (iii) removes the interest rate floor on Eurodollar rate loans, (iv) increases the sublimit for borrowings against the Borrowers’ eligible inventory from $17.5 million to $20 million, (v) increases the letter of credit sublimit from $4 million to $10 million, (vi) decreases letter of credit fees from 3.5% to 2.5%, and (vii) amends certain restrictive covenants and events of default to be more favorable to the Borrowers.

The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Second Amendment, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1

Second Amendment to Revolving Credit And Security Agreement, dated as of September 30, 2010, by and among Crocs, Inc., Crocs Retail, Inc., Crocs Online, Inc., Ocean Minded, Inc., Jibbitz, LLC, Bite, Inc. and PNC Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: September 30, 2010	By:	/s/ Russell C. Hammer
Russell C. Hammer,
Chief Financial Officer, Senior Vice
President - Finance and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1

Second Amendment to Revolving Credit And Security Agreement, dated as of September 30, 2010, by and among Crocs, Inc., Crocs Retail, Inc., Crocs Online, Inc., Ocean Minded, Inc., Jibbitz, LLC, Bite, Inc. and PNC Bank, National Association.